Exhibit 5.1

To: the board of directors of Ardagh Group S.A. 56, rue Charles Martel L - 2134 Luxembourg R.C.S. Luxembourg B 160.804	M Partners S.à r.l. 56, rue Charles Martel L-2134 Luxembourg
T +352 26 38 68 1 F +352 26 38 68 66 www.mpartners.lu

Solutions. Considered.

Luxembourg, 10 March 2017

Dear Sirs

LUXEMBOURG EXHIBIT 5.1 OPINION — ARDAGH GROUP S.A. (FORMERLY KNOWN AS ARDAGH FINANCE HOLDINGS S.A.)

We are acting as Luxembourg counsel to Ardagh Group S.A., a société anonyme incorporated under the laws of Luxembourg, having its registered office at 56, rue Charles Martel, L-2134 Luxembourg, and registered with the Registre de Commerce et des Sociétés under number R.C.S. Luxembourg: B160.804, (the “Company”) in connection with the Registration Statement on Form F-1 (the “Registration Statement”) filed with the Securities and Exchange Commission under the U.S. Securities Act of 1933, as amended, relating to the offering by the Company of up to 18,630,000 class A common shares of the Company each with a nominal value of one Euro cent (EUR 0.01) (actions ordinaires de classe A) (the “Class A Common Shares”), including up to 2,430,000 Class A Common Shares that may be sold upon exercise of the underwriters’ option to purchase additional Class A Common Shares.

For the purposes hereof, we have reviewed the resolutions of the extraordinary general meeting of shareholders held on 3 March 2017 (the “EGM”) (such resolutions, the “EGM Resolutions”), concerning in particular (i) the renewal, increase and restructuring of the authorised unissued share capital of the Company and the related authorisation to the board of directors of the Company to withdraw or limit the Luxembourg statutory preemption provisions upon issuance of shares from the authorised share capital, (ii) the creation of two classes of shares in the share capital of the Company, namely the Class A common shares with a par value of one euro cent (EUR 0.01) each and the Class B common shares with a par value of ten euro cents (EUR 0.10) each and the setting of the terms and conditions attached thereto, (iii) the restructuring of the share capital of the Company by a reduction of the share capital of the Company by cancellation of all its existing ordinary shares each having a par value of one euro cent (EUR 0.01) and by an increase of the share capital by issuance of Class B common shares each having a par value of ten euro cents (EUR 0.10), and (iv) the amendment and restatement of the articles of association of the Company in the form of the restated articles (the “Restated Articles”).

M Partners société à responsabilité limitée is a law firm registered with and regulated by the Barreau de Luxembourg

RCS Luxembourg B 169704  — Corporate Capital: EUR 12,500

VAT registration No: LU25506176

We have also reviewed (i) the Restated Articles, (ii) a copy of the duly executed notarial deed recording the incorporation of the Company on 6 May 2011, (iii) draft resolutions of the board of directors of the Company approving the pricing of, and the issue and offering of the Class A Common Shares subject to receipt of the subscription monies (the “Pricing Resolutions”), (iv) the draft underwriting agreement, a form of which is included as Exhibit 1.1. to the Registration Statement (the “Underwriting Agreement”) and (v) such corporate records as have been disclosed to us and the factual matters contained in certifications made to us, which we deemed necessary and appropriate as a basis for the opinions hereinafter expressed.

We have assumed that on the date of the offering of the Class A Common Shares, the Pricing Resolutions will have been duly passed and will be in full force and effect and will not have been amended, rescinded, revoked or declared null and void.

We express no opinion as to any laws other than the laws of the Grand Duchy of Luxembourg and this opinion is to be construed under Luxembourg law and is subject to the exclusive jurisdiction of the courts of Luxembourg.

Based on the foregoing, and having regard to such legal considerations as we have deemed relevant, we are of the opinion that:

1.              The Company is a duly incorporated and validly existing société anonyme under the laws of the Grand Duchy of Luxembourg.

2.              The Class A Common Shares being offered by the Company, once duly subscribed to and fully paid and issued as contemplated in the Registration Statement and in accordance with the terms of the Underwriting Agreement, the Restated Articles and the Pricing Resolutions, will be validly issued, fully paid and non-assessable (based on the meaning of that term as understood under New York law) and the issuance of such Class A Common Shares will not be subject to any pre-emptive or similar rights.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to use of our name under the heading “Legal Matters” as regards the Grand Duchy of Luxembourg in the prospectus contained therein. In giving such consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the U.S. Securities Act of 1933, as amended.

Yours faithfully,

/s/ M Partners S.à r.l.